SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT: July 17, 2003

(Date of earliest event reported)

Western Sierra Bancorp

(Exact name of registrant as specified in its charter)

California	000-25979	68-0390121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

4080 Plaza Goldorado Circle,
Cameron Park, California 95682

(Address of principal executive offices) (Zip Code)

(530) 677-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On July 11, 2003, pursuant to the Agreement and Plan of Reorganization dated March 12, 2003, Central Sierra Bank (“Central”) was acquired by Registrant through a merger and will operate as a DBA of Central California Bank.

As of December 31, 2002, Central had total assets of $137.7 million, comprising $7.6 million in cash and due from banks, $41.1 million in federal funds sold, interest-bearing deposits at other banks and investment securities, $85.5 million in net loans, and $3.6 million in other assets. Total liabilities at December 31, 2001 amounted to $72.0 million, including $71.5 million in deposits.

The total consideration to be paid to Central shareholders amounts to approximately $21.5 million, which will be comprised of approximately $10,700,000 in cash and 385,000 shares of Registrant’s Common Stock valued at approximately $10,800,000. The funds required to pay the cash portion of the consideration were obtained by Registrant through cash on hand and an advance of $3.3 million against an existing $7 million line of credit through Wells Fargo Bank.  Additionally, Messrs. Clarence E. Hartley, Kenneth L. James, and Robert J. Manassero were added to Central California Bank’s Board of Directors.

Exhibits

Exhibit 99.1.	Press Release Western Sierra Bancorp Completes Acquisition of Central Sierra Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Western Sierra Bancorp has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTERN SIERRA BANCORP

Date: July 17, 2003	By:	/s/ Anthony J. Gould
Anthony J. Gould Chief Accounting and Financial Officer

EXHIBITS

99.1.	Press Release Western Sierra Bancorp Completes Acquisition of Central Sierra Bank